1

                                  ZODIAC TRUST
                           SHAREHOLDER SERVICING PLAN
                        (Conning Money Market Portfolio)

          This Shareholder Servicing Plan ("Plan") is adopted as of this 22nd day of August, 2001, by the Board of Trustees of Zodiac Trust (the "Trust"), a Delaware business trust, on behalf of the Conning Money Market Portfolio (the "Portfolio").

          1. Services. This Plan is adopted to allow the Portfolio to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts ("Services"). Services may consist of Shareholder Liaison Services or Administrative Support Services. "Shareholder Liaison Services" means personal service and/or the maintenance of shareholder accounts within the meaning of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., such as responding to customers' inquiries and providing information on their investments. "Administrative Support Services" include but are not limited to: (i) transfer agent and sub-transfer agent services for beneficial owners of shares of the Portfolio; (ii) aggregating and processing purchase and redemption orders; (iii) providing beneficial owners with statements showing their positions in shares of the Portfolio;
     (iv) processing dividend payments; (v) providing sub-accounting services for shares of the Portfolio held beneficially; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners; and (vii) receiving, tabulating, and transmitting proxies executed by beneficial owners; provided, however, that Administrative Support Services does not include Shareholder Liaison Services.

          2. Expenses. This Plan is designed to compensate broker/dealers and other participating financial institutions and other industry professionals ("Providers") for providing shareholder services with respect to their customers' shares in the Portfolio. In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate not to exceed 0.75 of 1% annually of the Portfolio's average daily net assets. Fees paid to Providers for Shareholder Liaison Services may be paid at an annual rate of up to 0.25% of the average daily net assets attributable to the outstanding shares of the Portfolio, which shares are owned of record or beneficially by that Provider's customers for whom such Provider is the dealer of record or shareholder of record or with whom is has a servicing relationship. Fees paid to Providers for Administrative Support Services may be paid at an annual rate of 0.50% of the average daily net assets attributable to the outstanding shares of the Portfolio, which shares are owned of record or beneficially by that Provider's customers for whom such Provider is the dealer of record or shareholder of record or with whom it has a servicing relationship. Such fees (for both Shareholder Liaison Services and Administrative Support Services) shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Shareholder Servicing Agreement, attached hereto as Appendix A. A Provider that receives fees for Shareholder Liaison Services may also receive fees for Administrative Support Services, and vice versa.

          3. Shareholder Servicing Agreement. Any payments made by the Portfolio to any Provider pursuant to this Plan will be made pursuant to written agreements based on the form attached as Appendix A or any other form approved by the Board of Trustees with Providers. The "Shareholder Servicing Agreement" will be entered into by the Portfolio and the Provider.

          4. Expenses Allocated. Amounts paid by the Portfolio under the Plan must be for services rendered for or on behalf of the holders of the Portfolio's shares.

          5. Reports to Portfolio. So long as this Plan is in effect, the Portfolio's Administrator shall provide the Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

          6. Approval of Plan. This Plan shall become effective with respect to the Portfolio on the date that the public offering of shares of the Portfolio commences upon the approval by a majority of the Board of Trustees, including a majority of those Trustees who are not "interested persons" (as defined by the Investment Company Act of 1940, as amended) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered in connection with the Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

          7. Continuance of Plan. Unless sooner terminated in accordance with the terms hereof, this Plan shall remain in effect with respect to the Portfolio for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to the Portfolio at least annually by a majority of the Board of Trustees and a majority of the Disinterested Trustees.

          9. Amendments. This Plan may be amended at any time with respect to the Portfolio by the Board of Trustees, provided that any material amendments of the terms of the Plan shall become effective only upon the approval by a majority of the Board of Trustees and a majority of the Disinterested Trustees.

          10. Termination. This Plan is terminable without penalty at any time by (a) a vote of a majority of the Disinterested Trustees, or (b) a vote of a majority of the outstanding shares of the Portfolio.

          11. Written Agreements. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, as provided herein.

          12. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     Adopted: August 22, 2001




                                   Appendix A


                         SHAREHOLDER SERVICING AGREEMENT

                                  Zodiac Trust

               On behalf of the Conning Money Market Portfolio (the "Portfolio")



     Zodiac Trust
     Attention: Joe Neuberger
     615 E. Michigan Street, 2nd Floor
     Milwaukee, WI  53202



     [Date]


     [Recipient's Name and Address]



     Ladies and Gentlemen:

     We wish to enter into this Servicing Agreement with you concerning the provision of shareholder liaison and/or administrative support services to your customers who may from time to time be the record or beneficial owners of shares (such shares referred to herein as the "Shares") of the Portfolio.

     The terms and conditions of this Servicing Agreement are as follows:

     Section 1. You agree to provide Shareholder Liaison Services to your customers ("Clients") who may from time to time own, of record or beneficially, Shares of the Portfolio. "Shareholder Liaison Services" means "personal service and/or the maintenance of shareholder accounts" within the meaning of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., including, among other things, responding to customers' inquiries and providing information on their investments.

     Section 2. You agree to provide Administrative Support Services to Clients who may from time to time own of record or beneficially Shares of the Portfolio. "Administrative Support Services" include but are not limited to: (i) transfer agent and sub-transfer agent services for beneficial owners of shares of the Portfolio; (ii) aggregating and processing purchase and redemption orders; (iii) providing beneficial owners with statements showing their positions in shares of the Portfolio;
     (iv) processing dividend payments; (v) providing sub-accounting services for shares of the Portfolio held beneficially; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners; and (vii) receiving, tabulating, and transmitting proxies executed by beneficial owners; provided, however, that such term does not include Shareholder Liaison Services.

     Section 3. You will provide such office space and equipment, telephone and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

     Section 4. Neither you nor any of your officers, employees or agents is authorized to make any representations concerning us, the Portfolio, or its Shares except those contained in our then current prospectus for the Portfolio, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

     Section 5. For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. You will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by law. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

     Section 6. In consideration of the services and facilities provided by you pursuant to Section 1 hereof, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of [0.25%] of the average daily net asset value of Shares of the Portfolio owned of record or beneficially by Clients from time to time for whom you are the dealer of record or holder of record or with whom you have a servicing relationship. In consideration of the services provided by you pursuant to Section 2 hereof, we will pay to you, and you will accept as full payment therefor, a fee at an annual rate of [0.50%] of the average daily net asset value of Shares of the Portfolio. Said fees will be computed in the manner specified in our then current Registration Statement in connection with the computation of the net asset value of the Portfolio's Shares for purposes of purchases and redemptions. The fee rates stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares of the Portfolio, including the sale of such Shares to you for the account of any Clients.

      Section 7. You acknowledge that you will provide to our Board of Trustees, at least quarterly, separate written reports of the amounts expended pursuant to this Agreement for Shareholder Liaison Services and for Administrative Support Services, respectively, and the purposes for which such expenditures were made. In connection with such reports, you will furnish us to our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of some or all of the services described herein), and will otherwise cooperate with us and our designees (including without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

     Section 8. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

     Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of Shares of the Portfolio; and (ii) the compensation payable to you hereunder, together with any other compensation you receive from Clients in connection with the investment of their assets in Shares of the Portfolio, will be disclosed to Clients, will be authorized by Clients and will not be excessive or unreasonable.

     Section 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until [_____________], and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 13 hereof. This Agreement is terminable, without penalty, at any time by us (which termination may be by vote of a majority of our Disinterested Trustees as defined in Section 13 hereof or by vote of the holders of a majority of the outstanding shares of the Portfolio) or you upon notice to us. This Agreement will terminate in the event of its assignment, as defined in the Investment Company Act of 1940 (the "1940 Act").

     Section 11. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above.

     Section 12. This Agreement will be construed in accordance with the laws of the State of [________] without giving effect to principles of conflict of laws.

     Section 13. This Agreement has been approved by a vote of a majority of (i) our Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the 1940 Act) of us and have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by us regarding the provision of shareholder liaison and/or administrative support services to the record or beneficial owners of Shares of the Portfolio or in any agreements related thereto ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

     Section 14. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by [________] law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.





          If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.


     Zodiac Trust


     By: _______________________________
     Name:
     Title:




     Accepted:


     By: ___________________________________
     Name:
     Title: